Exhibit 10.01

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 5th day of October 2012 between Pegasi Energy Resources Corporation, a Nevada Corporation (“Company”), and Jonathan Waldron (“Employee”), and supersedes all other agreements, expressed or implied, between Company and Employee relating to the matter contemplated herein.

Preliminary Statement

WHEREAS, Company desires to employ Employee as a Chief Financial Officer of Company, and in certain other capacities, and Employee desires to be employed by Company; and

WHEREAS, Company and Employee desire to enter into this Agreement that sets forth the terms and conditions of said continued employment.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Employment.  Company agrees to employ Employee, and Employee accepts such employment and agrees to serve Company, on the terms and conditions set forth herein.  Except as otherwise specifically provided herein, Employee’s employment shall be subject to the employment policies and practices of Company in effect from time to time during the term of Employee’s employment hereunder (including without limitation its practices as to reporting and withholding).

2. Term of Agreement.  The term of Employee’s employment hereunder shall continue in effect for a period of three (3) years from October 5th 2012, except as hereinafter provided (the “Term”).

3. Position and Duties.  Except as may otherwise be agreed upon between Company and Employee, Employee shall perform such duties and have such responsibilities commensurate with his title of Chief Financial Officer, and such other duties and responsibilities consistent with the foregoing duties and responsibilities as may be reasonably assigned or delegated to him from time to time by the Company’s Chief Executive Officer or the Company’s board of directors (the “Board”), including, without limitation, service as an employee, officer or director of affiliates (as that term is defined in Rule 405 of the Securities Act of 1933, as amended) of Company (collectively, “Affiliates”) without additional compensation.  References in this Agreement to Employee’s employment with Company shall be deemed to refer to employment with Company or an Affiliate.  Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, business like and efficient manner.  Employee shall devote substantially all of his working time and efforts to the business and affairs of Company; provided, however, that nothing in this Agreement shall preclude the Employee from (i) engaging in charitable activities and community affairs; (ii) managing his personal investments and affairs, subject to the limitations of Section 11 hereof; and (iii) acting as a director of another corporation if the Board or the Chief Executive Officer of Company shall have consented to Employee’s accepting such directorship.

4. Compensation and Related Matters.

4.1 Base Salary.  During the Term, Company shall pay to Employee an annualized base salary of not less than $200,000, subject to review from time to time by the Board (“Base Salary”).  Base Salary shall be paid in accordance with Company’s usual and customary payroll practices.

4.2 Stock Options.  Employee will be granted options to acquire 3,000,000 shares of common stock in the company pursuant to the company’s 2012 Incentive Stock Option Plan upon execution of this contract.  Such options will vest as follows: 1,000,000 options to vest immediately, 1,000,000 to vest upon the first anniversary of the contract date and 1,000,000 options to vest upon the second anniversary of the contract date.  Employee will also qualify for such performance based stock option schemes that the board may choose to award to company executives.

4.3 Benefit Plans and Arrangements.  During the Term of his employment hereunder, Employee shall be entitled to participate in and to receive benefits under Company’s employee benefit plans and arrangements (including fringe benefits) as are made generally available to the Company’s senior executive officers during the Term (collectively, the “Benefits”), which Benefit plans may be altered from time to time at the discretion of the Company’s Chief Executive Officer or the Board.  Without limitation of the generality of the foregoing, the Benefits shall include (i) a minimum of twenty (20) days of paid vacation each calendar year, which, if not used in its entirety in any calendar year, may be carried over to the next succeeding calendar year, and (ii) health insurance coverage for the employee and his family

4.4 Business Expenses.  Company shall promptly reimburse Employee for all normal and reasonable out-of-pocket expenses related to Company’s business that are actually paid or incurred by him in the performance of his services under this Agreement and that are incurred, reported and documented in accordance with Company’s policies.

4.5 Relocation Allowance.  Company shall pay Employee an allowance of $10,000 to cover relocation expenses.

5. Termination.  The Term may be terminated under the following circumstances:

5.1 Death.  Company, at its option, may terminate Employee’s employment hereunder at any time following the death of Employee.

5.2 Disability.  If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform services required of him pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a “Disability”), Company, at its option, may terminate Employee’s employment hereunder.

5.3 Cause.  Upon written notice, Company may terminate the Term for Cause.  For purposes of this Agreement, Company shall have “Cause” to terminate Employee’s employment hereunder upon (i) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, willfully seeking to obtain any personal profit from any transaction in which Employee has an interest and which is adverse to the interests of Company, or willfully engaging in any other conduct materially injurious to the Company and in violation of the covenants contained in this Agreement; or (ii) gross misconduct, including but not limited to the willful failure of Employee either to (A) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (B) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected; or (iii) Employee's final conviction of a felony involving a crime of moral turpitude or the entry of a plea of nolo contendere for such a felony.

5.4 By Employee.

a. Employee may terminate employment hereunder for any reason (other than Good Reason, as defined below) upon 90 days’ prior written notice to Company, provided that, upon the giving of such notice by Employee, Company may establish an earlier date for the termination of the Term and such termination under this Section 5.4.

b. Employee may terminate employment hereunder for Good Reason immediately and with notice to Company.  “Good Reason” for termination by Employee shall include, but is not limited to, the following:

(i) Material breach of any provision of this Agreement by Company, which breach shall not have been cured by Company within 30 days of receipt of a written notice specifying in reasonable detail the nature of said material breach;

(ii) Failure by Company to maintain Employee in a title and position commensurate with that referred to in Section 3 of this Agreement without Employee’s express written consent;

(iii) The assignment to Employee of any duties inconsistent with the Employee’s title and position as contemplated by Section 3 of this Agreement, or any other action by Company that results in a diminution of Employee’s position, authority, duties or responsibilities without Employee’s express written consent; or

(iv) The relocation of Company’s offices at which Employee is principally employed to a location more than 25 miles away from Houston, Texas, or Company’s requiring Employee to be based anywhere other than either Employee’s home office or Company’s offices in Houston, Texas without Employee’s express written consent except for required travel on Company’s business to the extent substantially consistent with Employee’s travel obligations during the year preceding the date of this Agreement.

5.5 Without Cause.  Company may otherwise terminate the Term at any time upon written notice to Employee.

6. Compensation in the Event of Termination.  Except as otherwise provided in Section 7.3, in the event that Employee’s employment pursuant to this Agreement terminates prior to the end of the Term of this Agreement, Company shall make payments to Employee as set forth below:

6.1 By Employee for Good Reason; By Company Without Cause.  In the event that Employee’s employment hereunder is terminated: (i) by Employee for Good Reason or (ii) by Company without Cause, then Company shall (a) pay to Employee all amounts due to Employee pursuant to any bonus that was due to Employee as of the date of such termination, pursuant to the terms of such bonus (a “Due Bonus”), (b) continue to pay and provide Employee the Base Salary and Benefits to which Employee would be entitled hereunder in the manner provided for herein for the period of time ending twelve (12) months from the date of such termination, (c) reimburse Employee for expenses that may have been incurred, but which have not been paid as of the date of termination, subject to the requirements of Section 4.4 hereof, and (d) one hundred percent (100%) of the outstanding stock options granted to the Employee that are unvested shall immediately vest and become exercisable.

6.2 By Company for Cause; By Employee Without Good Reason.  In the event that Company shall terminate Employee’s employment hereunder for Cause pursuant to Section 5.3 hereof or Employee shall terminate his employment hereunder without Good Reason, all compensation and Benefits as specified in Section 4 of this Agreement heretofore payable or provided to the Employee shall cease to be payable or provided, except for (a) any Base Salary, Due Bonus and Benefits that may have been earned and are due and payable but that have not been paid as of the date of termination and (b) reimbursements for expenses that may have been incurred, but that have not been paid as of the date of termination, subject to the requirements of Section 4.4 hereof.

6.3 Death.  In the event that this Agreement shall be terminated due to Employee’s death pursuant to Section 5.1 hereof, Company shall not be obligated to pay Employee or his estate or beneficiaries any compensation except for (a) any Base Salary, Due Bonus and any Benefits that may have been earned and are due and payable but that have not been paid as of the date of Employee’s death, (b) reimbursement of expenses that may have been incurred, but that have not been paid as of the date of death, subject to the requirements of Section 4.4 hereof, and (c) all outstanding stock options granted to Employee that are unvested shall immediately vest and become exercisable and Employee’s estate or beneficiaries, as the case may be, shall have the right to exercise any of such stock options during the period commencing on the date of death and ending on the first anniversary of the date of such termination or for the remainder of the period set forth in the option agreement applicable to the option in question (the “Exercise Period”), if less.

6.4 Disability.  In the event that Company shall terminate Employee’s employment hereunder due to Employee’s Disability pursuant to Section 5.2 hereof, Company shall not be obligated to pay Employee or his estate or beneficiaries any compensation except for (a) any Base Salary, Due Bonus and any Benefits that may have been earned and are due and payable but that have not been paid as of the date of such termination; and (b) reimbursement for expenses that may have been incurred but that have not been paid as of the date of such termination, subject to the requirements of Section 4.4 hereof.  Upon termination due to Disability, fifty percent (50%) of the outstanding stock options granted to Employee that are unvested shall immediately vest and become exercisable and Employee or his estate or beneficiaries, as the case may be, shall have the right to exercise any of such stock options during the period commencing on the date of Disability and ending on the second anniversary of the date of the Disability or for the remainder of the Exercise Period, if less.

6.5 Mitigation.  In the event of any termination of employment under Section 5 or Section 7.3, Employee shall be obligated to seek other suitable employment and, to the extent that Employee does obtain other employment subsequent to the termination of Employee’s employment hereunder, Company’s obligations to continue to pay or provide Benefits under this Agreement for the period from and after the date of commencement of such other employment shall terminate.

7. Change in Control.

7.1 Change in Control. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:

a. any Person (as defined in Section 3(a)(9) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Company or any Significant Subsidiary (as defined below), becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act; provided, that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company or any Significant Subsidiary (as defined below) representing 50% or more of the combined voting power of the Company’s, or such Significant Subsidiary’s, as the case may be, then outstanding securities;

b. during any period of two years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in 7.1c), 7.1d), or 7.1e)) whose election by the Board or nomination for election by stockholders or members was approved by a vote of at least two-thirds (2/3) of the members of the Board then still in office who either were members of the Board at the beginning of the two-year period or whose election or nomination for election was previously so approved, but excluding for this purpose any such new member of the Board whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, association or other entity other than the Board, cease for any reason to constitute at least a majority of the Board of either Company or a Significant Subsidiary;

c. the consummation of a merger or consolidation of Company or any subsidiary of Company owning directly or indirectly all or substantially all of the consolidated assets of Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation that would result in the holder(s) of voting securities of Company or a Significant Subsidiary outstanding immediately prior thereto continuing to hold more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

d. the stockholders or members of Company approve a plan or agreement for the sale or disposition of fifty percent (50%) or more of the consolidated assets of Company in which case the Board shall determine the effective date of the Change of Control resulting therefrom; or

e. any other event occurs that the Board determines, in its discretion, would materially alter the structure of Company or its ownership.

7.2 Options Vesting. In the event of a Change in Control of Company, all outstanding options granted to you by Company shall vest immediately and become exercisable as to all shares then subject thereto that are not then vested and exercisable.

7.3 Termination after Change in Control.

a. If a Change of Control shall occur during the Term of this Agreement, the term of Employee’s employment hereunder shall continue in effect until the later of the date falling twelve (12) months after the date of the Change in Control and the date that the Term would otherwise have terminated without regard to the extension in this sentence, except for earlier termination as provided in Section 5 of this Agreement.  The rights and obligations of Employee and Company under this Agreement upon or after any termination of the Term shall survive any such termination.

b. Notwithstanding the provisions of Section 6 hereof, if a Change in Control has occurred and Employee’s employment hereunder is terminated within six months of such Change in Control: (i) by Employee for Good Reason or (ii) by Company without Cause, then Company shall (A) pay to Employee the Base Salary and Benefits through the date of termination (B) pay to Employee, as severance pay, a lump sum amount equal to the sum of twelve months’ Base Salary (C) for a period of six months after the date of termination, arrange to provide Employee with benefits substantially similar to those Benefits to which Employee was entitled prior to the Change in Control, as well as the other fringe benefits and perquisites to which Employee was entitled at the Company’s expense pursuant to Section 4; and (D) reimburse Employee for expenses that may have been incurred, but which have not been paid as of the date of termination, subject to the requirements of Section 4.4 hereof.

8. Unauthorized Disclosure.  Employee shall not, without the prior written consent of Company, disclose or use in any way, either during the Employee’s employment with Company or thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret acquired in the course of such employment (including, without limitation of the generality of the foregoing, any and all information referred to in Section 10 hereof), whether or not conceived of or prepared by him, that is related to the actual or anticipated business, services, research and development of Company or any of its Affiliates or to existing or future products or services of Company or any of its Affiliates; provided, that the foregoing shall not apply to (i) information that is not unique to Company or that is generally known to the industry or the public other than as a result of Employee’s breach of this covenant, (ii) information known to the Employee prior to the date he first became an employee of Company or any of its Affiliates (except insofar as it is part of the information that is the exclusive property of Company as provided in Section 10), or (iii) information that Employee is required to disclose to or by any governmental or judicial authority; provided, however, if Employee should be required in the course of judicial or administrative proceedings to disclose any information, Employee shall give Company prompt written notice thereof so that Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.  If, in the absence of a protective order or the receipt of a waiver by Company, Employee is nonetheless, in the written opinion of its counsel, compelled to disclose information to a court or tribunal or otherwise stand liable for contempt or suffer other serious censure or penalty, Employee may disclose such information to such court or tribunal without liability to any other party hereto.

9. Tangible Items.  All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing and all physical items related to the business of Company and its Affiliates, other than merely personal items, whether of a public nature or not, and whether prepared by Employee or not, are and shall remain the exclusive property of Company and its Affiliates and shall not be removed from their premises, except as required in the course of employment by Company or its Affiliates, without the prior written consent of Company, and the same shall be promptly returned by Employee on the termination of Employee’s employment with Company, its Affiliates or at any time prior thereto upon the request of Company.

10. Inventions and Patents.  Employee agrees that all inventions, innovations, ideas, concepts, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information that relates to the actual or anticipated business, services, research and development of Company or any of its Affiliates or existing or future products or services of Company or any of its Affiliates, tangible or intangible, and that are conceived, developed or made by or at the direction of Employee while employed by Company, and all rights to the results and proceeds of any thereof and all now known and hereafter existing rights of every kind and nature throughout the universe, in perpetuity and in all languages, pertaining to such results and proceeds and all elements thereof for all now known and hereafter existing uses, media and form will be owned exclusively by Company; and the foregoing is inclusive of a full irrevocable and perpetual assignment to Company.  Employee acknowledges that there are, and may be, new uses, media, means and forms of exploitation throughout the universe employing current and/or future technology yet to be developed, and the parties specifically intend the foregoing full, irrevocable and perpetual grant of rights to Company to include all such now known and unknown uses, media and form of exploitation, throughout the universe.  Employee agrees to execute at any time upon the Company’s request such further documents or do such other acts (whether before, during or after the Term) as may be required to evidence and/or confirm the Company’s ownership of any or all of the foregoing.  The termination, completion or breach of this Agreement for any reason and by either party shall not affect the Company’s exclusive ownership of any or all of the foregoing.

11. Certain Restrictive Covenants.  Employee agrees that, during the Term and for a period of twelve (12) months immediately following termination of his employment with Company for any reason, provided that Company has met and continues to meet its obligations pursuant to the terms of this Agreement following termination, he will not act either directly or indirectly as a partner, officer, director, five or more percent stockholder, employee, employer or consultant or render advisory or other services for, or in connection with, or become interested in, or make any substantial financial investment in any firm, corporation, business entity or business enterprise competitive with the business of Company, except with the express written consent of the Board.  Employee further agrees for a period of twelve (12) months immediately following termination of his employment with the Company for any reason, provided that Company has met and continues to meet its obligations pursuant to the terms of this Agreement following termination, he will not employ or offer to employ, call on, solicit, actively interfere with Company’s or any Affiliate’s relationship with, or attempt to divert or entice away, any employee of Company or any Affiliate.

12. Consent to Data Storage and Data Monitoring.  Employee hereby consents to Company holding and processing, both electronically and manually, the data it collects in relation to him and his employment hereunder for the purposes of Company’s management and administration of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by Company or its agent of such data.  Employee further acknowledges and agrees that Company may monitor and/or record his use of office equipment including but not limited to email and Internet, facsimile machines, photocopiers, telephone and mobile telephones, in order to ascertain compliance with policies and regulations regarding electronic communications and/or harassment and to present, determine, investigate or detect the unauthorized use of Company’s systems and/or ensure the effective operation of such systems.

13. Employee Representations.  Employee hereby represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) except as disclosed to Company in writing prior to the execution of this Agreement, Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

14. Company Representations.  Company represents and warrants (i) that it is duly authorized and empowered to enter into this Agreement, (ii) that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization and (iii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance in accordance with its terms.

15. Remedies.  Employee acknowledges that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company, and that any violation of this Agreement will cause substantial and irreparable injury to Company that would not be quantifiable and for which no adequate remedy would exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor.

16. Effect of Agreement on Other Benefits.  Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Employee’s participation in any employee benefit plan, program or arrangement provided to officers, directors or employees of Company.

17. Rights of Executive’s Estate.  If Employee dies prior to the payment of all amounts due and owing to him under the terms of this Agreement, such amounts shall be paid to such beneficiary or beneficiaries as Employee may have last designated in writing filed with the Secretary of Company or, if Employee has made no beneficiary designation, to Employee’s estate.  Such designated beneficiary or the executor of his estate, as the case may be, may exercise all of Employee’s rights hereunder.  If any beneficiary designated by Employee shall predecease Employee, the designation of such beneficiary shall be deemed revoked, and any amounts that would have been payable to such beneficiary shall be paid to Employee’s estate.  If any designated beneficiary survives Employee, but dies before payment of all amounts due hereunder, such payments shall, unless Employee has designated otherwise, be made to such beneficiary’s estate.  In the event of Employee’s death or judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed where appropriate, to refer to his beneficiary, estate or other legal representative.

18. Severability.  It is the intent and understanding of the parties hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such Court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

19. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

if to Employee:	Jonathan Waldron
22 Oakdene
Killiney
County Dublin, Ireland

if to Company:	Pegasi Energy Resources Corporation

218 N Broadway
Suite 204
Tyler, TX 75702
Attn: Chief Executive Officer

Either party may change its address for notices by providing written notice to the other party in accordance with this Section.

20. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware relating to contracts made and to be performed entirely therein.

21. Headings.  The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

22. Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including without limitation any Affiliate to which Company may assign this Agreement.  Employee may not assign or transfer his rights to compensation and benefits, except by will or operation of law and except as provided in Section 17 above.

23. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

Pegasi Energy Resources Corporation

By:	/s/ MICHAEL NEUFELD
Michael Neufeld
Chief Executive Officer

/s/ JONATHAN WALDRON
Jonathan Waldron
Employee